Exhibit 99.1

ABM INDUSTRIES ANNOUNCES RESULTS FOR

FIRST QUARTER FISCAL 2021

GAAP Continuing EPS of $1.10; Adjusted Continuing EPS of $1.01

Cash Flow from Operations of More Than $45 Million

Fiscal 2021 Guidance Outlook Issued

Declaration of 220th Consecutive Quarterly Dividend

New York, NY - March 9, 2021 - ABM (NYSE: ABM), a leading provider of facility solutions, today announced financial results for the first quarter of fiscal 2021.

Scott Salmirs, President and Chief Executive Officer of ABM Industries commented, “Our strong performance for the first quarter underscores our clients’ focus on protecting their people and spaces. Revenue performance exceeded our expectations as we saw an acceleration of higher margin, Work Orders for virus protection and EnhancedClean™ services. Effective labor management also remained a critical component of our results as we navigated the hybrid occupancy environment across our Industry Groups. Our industry-leading execution during these challenging times led to record first quarter profit and earnings results.”

Mr. Salmirs continued, “In addition to our operational performance, we also built upon the disciplines we instituted last year in areas such as liquidity and working capital management. While the first quarter has historically been a period of cash flow usage, we have achieved more than $45 million in cash flow year-to-date. I am so proud of our entire organization for delivering an exceptional start to the new fiscal year.”

	Three Months Ended January 31,
(in millions, except per share amounts) (unaudited)	2021	2020	Increase/ (Decrease)

Revenues	$1,492.4	$1,612.9	(7.5)%

Operating profit	$109.7	$45.8	139.5%

Income from continuing operations	$74.6	$27.9	167.8%
Income from continuing operations per diluted share	$1.10	$0.41	168.3%

Adjusted income from continuing operations	$68.3	$26.2	160.7%
Adjusted income from continuing operations per diluted share	$1.01	$0.39	159.0%

Net income	$74.6	$28.0	166.6%
Net income per diluted share	$1.10	$0.42	161.9%

Adjusted EBITDA	$123.7	$68.8	79.9%
Adjusted EBITDA margin	8.3%	4.3%	403 bps

Net cash provided by (used in) operating activities of continuing operations[1]	$45.3	$(34.5)	231.7%
Free cash flow[1]	$38.7	$(45.8)	184.6%

1 The quarter ended January 31, 2021 includes the deferral of approximately $31 million of payroll taxes provided by the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act").

This release refers to certain non-GAAP financial measures described as “Adjusted EBITDA,” defined as earnings before income from discontinued operations, net of taxes, interest, taxes, depreciation and amortization and excluding items impacting comparability, "Adjusted EBITDA margin," defined as adjusted EBITDA divided by revenue, “Adjusted income from continuing operations,” "Adjusted income from continuing operations per diluted share,” and "free cash flow." Free cash flow is defined as net cash provided by (used in) operating activities less additions to property, plant and equipment. These adjustments have been made with the intent of providing financial measures that give management and investors a more representative understanding of underlying operational results and trends as well as the Company’s operational performance. Management also uses Adjusted EBITDA as a basis for planning and forecasting future periods. Please refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliation of these non-GAAP financial measures to certain GAAP financial measures. We round amounts in these schedules to millions and calculate all percentages and per-share data from the underlying whole-dollar amounts. As a result, certain amounts may not foot, crossfoot, or recalculate based on reported numbers due to rounding. Unless otherwise noted, all references to years are to our fiscal year, which ends on October 31.

First Quarter Summary

•	Revenue of $1,492.4 million, a decrease of 7.5% versus last year, reflecting full quarter impact of COVID-19 operating environment.
•	Increased demand for higher margin Work Orders and EnhancedClean™ services, as well as efficient labor management drove operating results for the quarter on both a GAAP and adjusted basis.
•	GAAP income from continuing operations increase of 167.8% to $74.6 million, or $1.10 per diluted share compared to $27.9 million, or $0.41 per diluted share last year.
•	Adjusted income from continuing operations increase of 160.7% to $68.3 million, or $1.01 per diluted share versus $26.2 million, or $0.39 per diluted share last year.
•	Net income of $74.6 million, or $1.10 per diluted share.
•	Adjusted EBITDA of $123.7 million compared to $68.8 million last year, resulting in an adjusted EBITDA margin of 8.3%.
•	Net cash provided by continuing operating activities of $45.3 million and free cash flow of $38.7 million despite working capital seasonality that typically occurs during the first quarter.
•	Fiscal 2021 outlook issued.

First Quarter Results

For the first quarter of fiscal 2021, the Company reported revenues of approximately $1.5 billion, down 7.5% versus the first quarter of fiscal 2020. This revenue decline was driven primarily by COVID-19 related client disruptions, such as service scope changes and facility access limitations, primarily within the Company’s Aviation and Technical Solutions segments. Higher demand for disinfection-related work orders and EnhancedClean™ services, particularly in the Business & Industry and Technology & Manufacturing segments, partially offset these results.

On a GAAP basis, the Company reported income from continuing operations of $74.6 million, or $1.10 per diluted share, including an $11.4 million benefit from favorable prior year self-insurance adjustments compared to $6.6 million last year. These results compare to income from continuing operations of $27.9 million, or $0.41 per diluted share, last year.

Adjusted income from continuing operations for the first quarter of 2021 was $68.3 million, or $1.01 per diluted share, compared to $26.2 million, or $0.39 per diluted share for the first quarter of fiscal 2020. Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Results from continuing operations for the quarter on both a GAAP and adjusted basis primarily reflect a significant increase in higher margin Work Orders and EnhancedCleanTM services as clients continue to incorporate disinfection into their operations. Management of direct labor also drove performance as the Company aligned operationally with the COVID-19 demand environment for certain services. Additionally, results also reflect one less working day, as well as a decrease in other items such as corporate discretionary expense, amortization and interest compared to last year. Partially offsetting these results were certain pre-planned corporate investments within areas such as information technology.

Net income for the first quarter of 2021 was $74.6 million, or $1.10 per diluted share, compared to net income of $28.0 million, or $0.42 per diluted share last year.

Adjusted EBITDA for the quarter was $123.7 million compared to $68.8 million in the first quarter of fiscal 2020. Adjusted EBITDA margin for the quarter was 8.3% versus 4.3% last year. Adjusted results exclude items impacting comparability.  A description of items impacting comparability can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Liquidity & Capital Structure

Cash and cash equivalents totaled $378.3 million as of January 31, 2021.

The Company ended the quarter with total debt of $850.6 million, including $151.0 million in standby letters of credit. The Company's revolving line of credit remains predominantly undrawn.

Total debt to pro forma adjusted EBITDA (including standby letters of credit) was 1.8x for the first quarter of fiscal 2021.

These results led to total liquidity of more than $977 million, inclusive of cash and cash equivalents.

In addition, the Company paid its 219th quarterly cash dividend of $0.190 per common share for a total distribution of $12.7 million.

Declaration of Quarterly Cash Dividend

The Company also announced that the Board of Directors has declared a cash dividend of $0.190 per common share payable on May 3, 2021 to shareholders of record on April 1, 2021. This will be the Company’s 220th consecutive quarterly cash dividend.

Guidance

For fiscal 2021, the Company expects GAAP income from continuing operations of $2.85 to $3.10 per diluted share, and adjusted income from continuing operations of $3.00 to $3.25 per diluted share. With the exception of the 2021 Work Opportunity Tax Credit and anticipated excess tax benefits on stock-based awards, this guidance does not include any potential effects associated with certain other discrete tax items and other unrecognized tax benefits.

Mr. Salmirs concluded, “The impact of COVID-19 on our clients and communities continues to evolve and based on our current visibility, we believe the implications to our clients and end-markets will remain throughout fiscal 2021. We are encouraged by the development and rollout of the multiple vaccines and look forward to continuing to work with our clients as they develop re-entry plans and cultivate robust facility protections. When COVID-19 becomes more manageable, we believe post-pandemic normalcy will reflect a heightened sensitivity to health and hygiene. As such, we are making investments in our business that will allow us to continue to protect the safety of our employees and clients and maximize our strengths and market position.”

Conference Call Information

ABM will host its quarterly conference call for all interested parties on Wednesday, March 10, 2021, at 8:30 AM (ET). The live conference call can be accessed via audio webcast at the “Investors” section of the Company's website, located at www.abm.com, or by dialing (877) 451-6152 approximately 15 minutes prior to the scheduled time.

A supplemental presentation will accompany the webcast on the Company's website.

A replay will be available approximately two hours after the recording through March 24, 2021, and can be accessed by dialing (844) 512-2921 and then entering ID #13716798.  An archive will also be available on the ABM website for 90 days.

ABOUT ABM

ABM (NYSE: ABM) is a leading provider of facility solutions with revenues of approximately $6.0 billion and more than 100,000 employees in 350+ offices throughout the United States and various international locations. ABM's comprehensive capabilities include janitorial, electrical & lighting, energy solutions, facilities engineering, HVAC & mechanical, landscape & turf, mission critical solutions and parking, provided through stand-alone or integrated solutions. ABM provides custom facility solutions in urban, suburban and rural areas to properties of all sizes - from schools and commercial buildings to hospitals, data centers, manufacturing plants and airports. ABM Industries Incorporated, which operates through its subsidiaries, was founded in 1909. For more information, visit www.abm.com.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains both historical and forward-looking statements about ABM Industries Incorporated (“ABM”) and its subsidiaries (collectively referred to as “ABM,” “we,” “us,” “our,” or the “Company”). We make forward-looking statements related to future expectations, estimates and projections that are uncertain, and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “should,” “target,” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. For us, particular uncertainties that could cause our actual results to be materially different from those expressed in our forward-looking statements include: The COVID-19 pandemic has had and is expected to continue having a negative effect on the global economy, and the United States economy, and it has disrupted and is expected to continue disrupting our operations and our clients’ operations, which has adversely affected and may continue to adversely affect our business, results of operations, cash flows, and financial condition; our success depends on our ability to gain profitable business despite competitive market pressures; our business success depends on our ability to attract and retain qualified personnel and senior management and to manage labor costs; our ability to preserve long-term client relationships is essential to our continued success; changes to our businesses, operating structure, financial reporting structure, or personnel relating to the implementation of strategic transformations, enhanced business processes, and technology initiatives may not have the desired effects on our financial condition and results of operations; acquisitions, divestitures, and other strategic transactions could fail to achieve financial or strategic objectives, disrupt our ongoing business, and adversely impact our results of operations; our international business involves risks different from those we face in the United States that could have an effect on our results of operations and financial condition; our use of subcontractors or joint venture partners to perform work under customer contracts exposes us to liability and financial risk; we manage our insurable risks through a combination of third-party purchased policies and self-insurance, and we retain a substantial portion of the risk associated with expected losses under these programs, which exposes us to volatility associated with those risks, including the possibility that changes in estimates to our ultimate insurance loss reserves could result in material charges against our earnings; our risk management and safety programs may not have the intended effect of reducing our liability for personal injury or property loss; we may experience breaches of, or disruptions to, our information technology systems or those of our third-party providers or clients, or other compromises of our data that could adversely affect our business; unfavorable developments in our class and representative actions and other lawsuits alleging various claims could cause us to incur substantial liabilities; a significant number of our employees are covered by collective bargaining agreements that could expose us to potential liabilities in relation to our participation in multiemployer pension plans, requirements to make contributions to other benefit plans, and the potential for strikes, work slowdowns or similar activities, and union organizing drives; our business may be materially affected by changes to fiscal and tax policies; negative or unexpected tax consequences could adversely affect our results of operations; changes in general economic conditions, such as changes in energy prices, government regulations, or consumer preferences, could reduce the demand for facility services and, as a result, reduce our earnings and adversely affect our financial condition; future increases in the level of our borrowings or in interest rates could affect our results of operations; impairment of goodwill and long-lived assets could have a material adverse effect on our financial condition and results of operations; if we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be negatively impacted, which could harm our operating results and investor perceptions of our Company and as a result may have a material adverse effect on the value of our common stock; our business may be negatively impacted by adverse weather conditions; catastrophic events, disasters, and terrorist attacks could disrupt our services; actions of activist investors could disrupt our business. For additional information on these and other risks and uncertainties we face, see ABM’s risk factors, as they may be amended from time to time, set forth in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. We urge readers to consider these risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Use of Non-GAAP Financial Information

To supplement ABM’s consolidated financial information, the Company has presented income from continuing operations and income from continuing operations per diluted share as adjusted for items impacting comparability, for the first quarter of fiscal years 2021 and 2020. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s operational performance. In addition, the Company has presented earnings before income from discontinued operations, net of taxes, interest, taxes, depreciation and amortization and excluding items impacting comparability (adjusted EBITDA) for the first quarter of fiscal years 2021 and 2020. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. The Company has also presented Free Cash Flow which is defined as net cash provided by (used in) operating activities less additions to property, plant and equipment. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with accounting principles generally accepted in the United States of America. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

Contact:
Investor Relations & Treasury:	Susie A. Kim
(212) 297-9721
susie.kim@abm.com

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Three Months Ended January 31,
(in millions, except per share amounts)	2021	2020	Increase / (Decrease)
Revenues	$1,492.4	$1,612.9	(7.5)%
Operating expenses	1,249.4	1,433.7	(12.9)%
Selling, general and administrative expenses	122.6	117.6	4.2%
Restructuring and related expenses	—	3.1	(100.0)%
Amortization of intangible assets	10.8	12.6	(14.7)%
Operating profit	109.7	45.8	139.5%
Income from unconsolidated affiliates	0.6	0.9	(32.1)%
Interest expense	(8.5)	(10.2)	16.9%
Income from continuing operations before income taxes	101.9	36.5	178.9%
Income tax provision	(27.2)	(8.6)	(215.0)%
Income from continuing operations	74.6	27.9	167.8%
Income from discontinued operations, net of taxes	—	0.1	(100.0)%
Net income	$74.6	$28.0	166.6%
Net income per common share — Basic
Income from continuing operations	$1.11	$0.42	164.3%
Income from discontinued operations	—	—	—%
Net income	$1.11	$0.42	164.3%
Net income per common share — Diluted
Income from continuing operations	$1.10	$0.41	168.3%
Income from discontinued operations	—	—	—%
Net income	$1.10	$0.42	161.9%
Weighted-average common and common equivalent shares outstanding
Basic	67.2	66.9
Diluted	67.6	67.2
Dividends declared per common share	$0.190	$0.185

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended January 31,
(in millions)	2021	2020
Net cash provided by (used in) operating activities of continuing operations	45.3	$(34.5)
Net cash provided by operating activities of discontinued operations	—	0.2
Net cash provided by (used in) operating activities	$45.3	$(34.3)
Additions to property, plant and equipment	(6.6)	(11.5)
Other	1.4	9.2
Net cash used in investing activities	$(5.2)	$(2.3)
Taxes withheld from issuance of share-based compensation awards, net	(6.5)	(2.4)
Dividends paid	(12.7)	(12.3)
Borrowings from credit facility	2.6	425.0
Repayment of borrowings from credit facility	(32.6)	(368.6)
Changes in book cash overdrafts	(12.0)	6.4
Financing of energy savings performance contracts	4.0	1.1
Repayment of finance lease obligations	(0.7)	(0.8)
Net cash (used in) provided by financing activities	$(57.8)	$48.4
Effect of exchange rate changes on cash and cash equivalents	1.9	(0.4)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

(in millions)	January 31, 2021	October 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$378.3	$394.2
Trade accounts receivable, net of allowances	917.2	854.2
Costs incurred in excess of amounts billed	38.6	52.2
Prepaid expenses	85.1	85.4
Other current assets	55.5	55.9
Total current assets	1,474.6	1,441.9
Other investments	11.8	11.1
Property, plant and equipment, net of accumulated depreciation	127.3	133.7
Right-of-use assets	136.2	143.1
Other intangible assets, net of accumulated amortization	229.0	239.7
Goodwill	1,674.6	1,671.4
Other noncurrent assets	128.7	136.1
Total assets	$3,782.2	$3,776.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt, net	$116.9	$116.7
Trade accounts payable	217.5	273.3
Accrued compensation	145.9	187.6
Accrued taxes—other than income	107.4	45.5
Insurance claims	156.7	155.2
Income taxes payable	38.6	6.2
Current portion of lease liabilities	33.9	35.0
Other accrued liabilities	200.8	167.3
Total current liabilities	1,017.8	986.9
Long-term debt, net	573.8	603.0
Long-term lease liabilities	125.3	131.4
Deferred income tax liability, net	3.7	10.8
Noncurrent insurance claims	360.2	366.3
Other noncurrent liabilities	122.2	168.1
Noncurrent income taxes payable	10.2	10.1
Total liabilities	2,213.1	2,276.6
Total stockholders' equity	1,569.1	1,500.3
Total liabilities and stockholders’ equity	$3,782.2	$3,776.9

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended January 31,
(in millions)	2021	2020	Increase/ (Decrease)
Revenues
Business & Industry	$809.4	$820.9	(1.4)%
Technology & Manufacturing	249.2	233.9	6.5%
Education	209.4	208.0	0.7%
Aviation	143.1	238.7	(40.0)%
Technical Solutions	113.4	142.0	(20.2)%
Elimination of inter-segment revenues	(32.1)	(30.6)	(4.8)%
Total revenues	$1,492.4	$1,612.9	(7.5)%
Operating profit (loss)
Business & Industry	$85.7	$38.2	124.1%
Technology & Manufacturing	26.9	16.7	61.3%
Education	21.5	11.2	91.3%
Aviation	3.2	5.6	(42.9)%
Technical Solutions	6.0	8.3	(27.7)%
Government Services	(0.1)	—	(100.0)%
Corporate	(32.6)	(33.3)	2.1%
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(0.6)	(0.9)	32.1%
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(0.2)	—	(100.0)%
Total operating profit	109.7	45.8	139.5%
Income from unconsolidated affiliates	0.6	0.9	(32.1)%
Interest expense	(8.5)	(10.2)	16.9%
Income from continuing operations before income taxes	101.9	36.5	178.9%
Income tax provision	(27.2)	(8.6)	(215.0)%
Income from continuing operations	74.6	27.9	167.8%
Income from discontinued operations, net of taxes	—	0.1	(100.0)%
Net income	$74.6	$28.0	166.6%

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended January 31,
(in millions, except per share amounts)	2021	2020
Reconciliation of Income from Continuing Operations to Adjusted Income from Continuing Operations
Income from continuing operations	$74.6	$27.9
Items impacting comparability(a)
Prior year self-insurance adjustment(b)	(11.4)	(6.6)
Other	0.1	(0.6)
Restructuring and related(c)	—	3.1
Legal costs and other settlements	2.5	1.7
Total items impacting comparability	(8.9)	(2.3)
Income tax provision(d)	2.5	0.7
Items impacting comparability, net of taxes	(6.4)	(1.7)
Adjusted income from continuing operations	$68.3	$26.2

	Three Months Ended January 31,
	2021	2020
Reconciliation of Net Income to Adjusted EBITDA
Net income	$74.6	$28.0
Items impacting comparability	(8.9)	(2.3)
Income from discontinued operations	—	(0.1)
Income tax provision	27.2	8.6
Interest expense	8.5	10.2
Depreciation and amortization	22.3	24.4
Adjusted EBITDA	$123.7	$68.8

	Three Months Ended January 31,
	2021	2020
Reconciliation of Income from Continuing Operations per Diluted Share to Adjusted Income from Continuing Operations per Diluted Share
Income from continuing operations per diluted share	$1.10	$0.41
Items impacting comparability, net of taxes	(0.09)	(0.03)
Adjusted income from continuing operations per diluted share	$1.01	$0.39
Diluted shares	67.6	67.2

	Three Months Ended January 31,
	2021	2020
Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow
Net cash provided by (used in) operating activities	$45.3	$(34.3)
Additions to property, plant and equipment	(6.6)	(11.5)
Free Cash Flow	$38.7	$(45.8)

(a) The Company adjusts income from continuing operations to exclude the impact of certain items that are unusual, non-recurring, or otherwise do not reflect management's views of the underlying operational results and trends of the Company.

(b) Represents the net adjustments to our self-insurance reserve for general liability, workers’ compensation, automobile and medical and dental insurance claims related to prior period accident years. Management believes these prior period reserve changes do not illustrate the performance of the Company’s normal ongoing operations given the current year's insurance expense is estimated by management in conjunction with the Company's outside actuary to take into consideration past history and current costs and regulatory trends. Once the Company develops its best estimate of insurance expense premiums for the year, the Company fully allocates such costs out to the business leaders to hold them accountable for the current year costs within operations. However, since these prior period reserve changes relate to claims that could date back many years, current management has limited ability to influence the ultimate development of the prior year changes. Accordingly, including the prior period reserve changes in the Company's current operational results would not depict how the business is run as the Company holds its management accountable for the current year’s operational performance. The Company believes the exclusion of the self-insurance adjustment from income from continuing operations is useful to investors by enabling them to better assess our operating performance in the context of current year profitability. For the three months ended January 31, 2021 and 2020, our self-insurance general liability, workers’ compensation, and automobile and medical and dental insurance claims related to prior period accident years decreased by $11.4 million and by $6.6 million, respectively.

(c) Represents restructuring costs related to the continued integration of GCA acquisition in September 2017.

(d) The Company's tax impact is calculated using the federal and state statutory rate of 28.11% for US and 19% for UK for FY 2021 and FY 2020. We calculate tax from the underlying whole-dollar amounts, as a result, certain amounts may not recalculate based on reported numbers due to rounding.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

2021 GUIDANCE

	Year Ending October 31, 2021
Reconciliation of Estimated Income from Continuing Operations per Diluted Share to Estimated Adjusted Income from Continuing Operations per Diluted Share	Low Estimate	High Estimate
Income from continuing operations per diluted share (a)	$2.85	$3.10
Adjustments (b)	0.15	0.15
Adjusted Income from continuing operations per diluted share (a)	$3.00	$3.25

(a) With the exception of the 2021 Work Opportunity Tax Credits and anticipated excess tax benefits on stock-based awards, this guidance does not include any potential effects associated with certain other discrete tax items and other unrecognized tax benefits.

(b) Adjustments include costs associated with the strategic review, legal settlements, adjustments to self-insurance reserves pertaining to prior year's claims and other unique items impacting comparability.